Exhibit 99.2

Expedia, Inc. Announces Pricing of

Senior Notes Offering

BELLEVUE, Wash. — August 2, 2010 — Expedia, Inc. (NASDAQ: EXPE) announced today that it has agreed to sell $750,000,000 aggregate principal amount of 5.95% senior notes due 2020 (the “Notes”) in a private offering (the “Offering”). The Offering of the Notes is expected to close on August 5, 2010. The Notes will be guaranteed by certain subsidiaries of Expedia, Inc.

Expedia, Inc. plans to use the net proceeds of the Offering for general corporate purposes, including, without limitation, repurchases of its common stock and future acquisitions by it or any of its subsidiaries. General corporate purposes may also include repayment of debt, investments, additions to working capital, capital expenditures and advances to or investments in subsidiaries of Expedia, Inc. Net proceeds may be temporarily invested prior to use.

The Offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

This press release contains forward-looking statements regarding the future performance of Expedia, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Expedia, Inc.’s ability to consummate the Offering of the Notes. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Expedia, Inc. are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Expedia, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.